Exhibit d(xxxix) under Form N-1A
                                             Exhibit 10 under Item 601/ Reg. S-K

                                   EXHIBIT NN

                                     to the

                          Investment Advisory Contract

                               MONEY MARKET TRUST

      For all services rendered by Adviser hereunder, the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, a net investment advisory fee equal to the gross investment advisory fee computed in accordance with subparagraph (a) hereof, less the reimbursement computed in accordance with subparagraph (b) hereof:

        (a) The annual gross investment advisory fee shall be equal to 0.40% of the average daily net assets of the Trust. Such fee shall be accrued daily at the rate of 1/365th of 0.40% of the daily net assets of the Trust.

        (b) Adviser shall reimburse the Trust (limited to the amount of gross investment advisory fee computed in accordance with the provisions of subparagraph (a) of this paragraph 4) in any fiscal year or portion thereof, the amount, if any, by which the aggregate normal operating expenses of the Trust, including the gross investment advisory fee but excluding interest, taxes, brokerage commissions, expenses of registering and qualifying the Trust and its shares under Federal and State laws, expenses of withholding taxes, and extraordinary expenses for such fiscal year or portion thereof exceed .45 of 1% (or in the case of a portion of a fiscal year, .0375 of 1% multiplied by the number of calendar months in such period) of the average daily net assets of the Trust for such period. This obligation does not include any expenses incurred by shareholders who choose to avail themselves of the Transfer Agent's sub-accounting facilities. Such reimbursement will be accounted for and adjusted annually in accordance with generally accepted accounting principles and any Rules and Regulations of the Securities and Exchange Commission applicable thereto.

(c) The net advisory fee so accrued during each calendar month shall be paid to Adviser on the last day of each month.

      Witness the due execution hereof this 1st day of November, 1999.

                                    FEDERATED INVESTMENT
                                    MANAGEMENT COMPANY

                                    By:  /S/ G. ANDREW BONNEWELL
                                       --------------------------------
                                    Name:  G. Andrew Bonnewell
                                    Title:  Vice President

                                    MONEY MARKET OBLIGATIONS
                                    TRUST

                                    By:  /S/ RICHARD B. FISHER
                                       --------------------------------
                                    Name:  Richard B. Fisher
                                    Title:  Vice President